APPENDIX A

DISTRIBUTION PLAN

WELLS FARGO VARIABLE TRUST

Variable Trust Funds

Funds and Share Classes

Maximum 12b-1 Fee
VT Core Equity Fund[1] Class 1 Class 2	0.25 0.25
VT Discovery Fund Class 2	0.25
VT Index Asset Allocation Fund Class 2	0.25
VT International Equity Fund Class 1 Class 2	0.25 0.25
VT Intrinsic Value Fund Class 2	0.25
VT Omega Growth Fund Class 1 Class 2	0.25 0.25
VT Opportunity Fund[2] Class 2	0.25
VT Small Cap Value Fund Class 1 Class 2	0.25 0.25
VT Small Cap Growth Fund Class 1 Class 2	0.25 0.25
VT Total Return Bond Fund Class 2	0.25

1. On May 18, 2011, the Board of Trustees of Wells Fargo Variable Trust approved the merger of the VT Core Equity Fund into the VT Opportunity Fund.  Pending shareholder approval, the merger will become effective in the third quarter of 2011.

2. On May 18, 2011, the Board of Trustees of Wells Fargo Variable Trust approved the merger of the VT Core Equity Fund into the VT Opportunity Fund and the addition of Class 1 to the VT Opportunity Fund.  Pending shareholder approval of the merger, the maximum 12b-1 fee of 0.25 for Class 1 will become effective in the third quarter of 2011.

Most recent annual approval by the Board of Trustees:  March 25, 2011

Appendix A amended:  May 18, 2011